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                                                                    EXHIBIT 8(a)


                         Fund Participation Agreement
                         ----------------------------

 This Agreement is entered into as of the 6th day of September, 1989, between UNUM Life insurance company ("UNUM"), a life insurance company organized under the laws of the State of Maine, and Dreyfus Life and Annuity Index Fund, Inc. ("Fund"), a corporation organized under the laws of the State of Maryland.

                                   ARTICLE I

                                  DEFINITIONS

1.1  "act" shall mean the Investment Company Act of 1940, as amended.

1.2 "Board" shall mean the Board of Directors of the Fund having the responsibility for management and control of the Fund.

1.3 "Business Day": A day on which Unum and the New York Stock Exchange are customarily open for business.

1.4  "Commission" Shall mean the Securities and Exchange Commission.

1.5 "Contract" shall mean a variable annuity contract or a variable life insurance contract that uses the Fund as an underlying investment medium. Individuals who participate under a Contract are Participants.

1.6 "Contractholder" shall mean any entity that is a party to a Contract with a Participating Company.

1.7 "Disinterested Board Members" shall mean those members of the Board that are not deemed to be "interested persons" of the Fund, as defined by the Act.

1.8  "Dreyfus" shall mean the Dreyfus Corporation and its affiliates.

1.9 "Effective Date" shall mean the date the Fund's Registration Statement on Form N-1A is declared effective by the Commission.

1.10 "Participating Companies" shall mean any insurance company (including
     UNUM), which offers variable annuity and/or variable life insurance contracts to the public and which has entered into an agreement with the Fund similar hereto for the purpose of making Fund shares available to serve as the underlying investment medium for the aforesaid Contracts.

1.11 "Separate Account" shall mean TSAVA Separate Account, a separate account established by UNUM in accordance with the laws of the State of Maine.
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1.12 "Software Program" shall mean the software program used by the fund for providing Fund and account balance information including net asset value per share. Such Program may include the Lion System. In situations where the Lion System or any other Software Program used by the Fund is not available, such information may be provided by telephone. The Lion System shall be provided to UNUM at no charge.

1.13 "UNUM'S General Account(s)" shall mean the general account(s) of UNUM and its affiliates which invest in the Fund.

                                  ARTICLE II

                                REPRESENTATIONS

2.1 UNUM represents and warrants that (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established the Separate Account pursuant to the Maine Insurance Code for the purpose of offering the public certain group variable annuity contracts; and (c) it has registered the Separate Account as a unit investment trust under the Act to serve as the segregated investment account for the Contracts.

2.2 UNUM represents an warrants that (a) the Contracts will be described in a registration statement filed under the Securities Act of 1933 ("1993 Act");
     (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all respects with state insurance law requirements.

2.3 UNUM represents that the income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Account without regard to other income, gains or losses of UNUM.

2.4 Fund represents that the Fund is registered with the Commission under the Act as an open-end, non-diversified management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemption required for Fund, to operate and offer its shares as an underlying investment medium for Participating Companies.

2.5 Fund represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify UNUM immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.6 UNUM represents that the Contracts are currently treated as life insurance policies or annuity contracts, under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated in that they might not be so treated in the future.

2.7 Fund agrees that the Fund's assets shall be managed and invested in a manner that complies with the requirements of Section 817 (h) of the Code.

2.8 Fund agrees to establish up to six accounts in the name of UNUM and its affiliates and to make its shares available to such accounts. one account shall represent investments by the Separate Account in the Fund. The other accounts shall represent investments by UNUM'S General Accounts. The shares shall be offered to the Separate Account and to UNUM'S General Account at the net asset value of such shares.

2.9 UNUM and Fund agree that UNUM shall be permitted (subject to the other terms of this Agreement) to utilize and employ other management investment companies as underlying investment media for the Separate Account.

2.10 Fund represents and warrants that any of its directors, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less that that required by Rule 17g-1 under the Act. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.11 UNUM represents and warrants that all of its employees and agents who deal with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than the coverage required to be maintained by the Fund. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.12 UNUM agrees that Dreyfus shall be deemed a third party beneficiary under this Agreement and may enforce any and all rights conferred by virtue of the agreement.

2.13 If UNUM issue variable life insurance policies through the Separate Account or the Fund enter into a participation agreement with a Participating

     Company (including UNUM) offering variable life insurance policies through a separate account investing in the Fund, UNUM and the Fund will promptly amend this Agreement to add any provisions, conditions or undertakings required by an exemptive order under the Act on which the Fund is then relying.

                                  ARTICLE III

                                  FUND SHARES

3.1 The Contracts funded through the Separate Account will provide for the investment of certain amounts in the shares of the Fund.

3.2 Fund agrees to make its shares available for purchase at the applicable net asset value per share by UNUM and the Separate Account on those days on which the Fund calculates its net asset value pursuant to rules of the Commission and the fund shall use all reasonable efforts to calculate such net value on each Business Day. Notwithstanding the foregoing, the Fund may refuse to sell its shares to any person, or suspend or terminate the offering of the Fund's shares if such action is required by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, acting in good faith and in light of its fiduciary duties under federal law and any applicable state laws, necessary and in the best interests of the Fund's shareholders.

3.3 Fund agrees that shares will be sold only to Participating Companies and their separate accounts and to the general accounts of those Participating Companies and their affiliates. No Fund shares will be sold to the general public.

3.4 Fund shall use its best efforts to provide closing net asset value, dividend and capital gain information on a per-share and fund basis to UNUM by 6:00 p.m. Eastern Time on each Business Day. Any material errors in the calculation of net asset value, dividend and capital gain information shall be reported immediately upon discovery to UNUM. Non-material error will be corrected in the next Business Day's net asset value per share.

3.5 At the end of each Business Day, UNUM will use the information described in Sections 3.2 and 3.4 to calculate the Separate Account unit values for the day. Using this unit value, UNUM will process the day's Separate Account transactions received by it by 4:00 p.m. Eastern time to determine the net dollar amount of Fund shares which will be purchased or redeemed at the day's closing net asset value per share. The net purchase or redemption orders will be transmitted to the Fund by UNUM by 11:00 a.m. Eastern Time on the Business Day next following UNUM'S receipt of that information. Subject to SECTION 3.6, all purchase and redemption orders for UNUM'S General
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     Accounts shall be effected at the net asset value per share next calculated after receipt of the order by the Fund or its Transfer Agent.

3.6 Fund appoints UNUM as its agent for the limited purpose of accepting orders for the purchase and redemption of Fund shares for the Separate Account. Fund will execute orders at the net asset value per share determined as of the close of trading on the day of receipt of such orders by UNUM acting as agent ("effective trade date"), provided that the Fund receives notice of such orders by 11;00 a.m. Eastern Time on the next following Business Day.

3.7 UNUM will make its best efforts to notify Fund in advance of any unusually large purchase or redemption orders.

3.8 If UNUM'S order requests the purchase of Fund shares, Unum will pay for such purchases by wiring federal Funds to fund or its designated custodial account on the day the order is transmitted. If UNUM'S order requests the redemption of Fund shares valued at less than $1 million dollars, the fund will wire such amount to UNUM on the next business day following the day the order is transmitted. If UNUM'S order requests the redemption of Fund shares valued at or greater than $1 million dollars, the Fund will wire such amount to UNUM within seven days of the order.

3.9 Fund has the obligation to ensure that Fund shares are registered with applicable federal agencies at all times.

3.10 Fund will confirm each purchase or redemption order made by UNUM. Transfer of Fund shares will be by book entry only. No stock certificates will be issued to UNUM. UNUM will record shares ordered from Fund in an appropriate title for the corresponding account.

3.11 Fund shall credit UNUM with the appropriate number of shares.

3.12 On each ex-dividend date of the Fund or, if not a Business Day, on the First Business Day thereafter, Fund shall communicate to UNUM the amount if dividend and capital gain, if any per share. All dividend and capital gains shall be automatically reinvested in additional shares of the Fund at the net asset value per share of the Fund on the ex-dividend date. Fund shall, on the day after the ex-dividend date or, if not a Business Day, on the first Business day thereafter, notify UNUM of the number of shares so issued.

                                  ARTICLE IV
                            STATEMENTS AND REPORTS
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4.1  Fund shall provide monthly statements of accounts as of the end of each month for all of UNUM'S accounts by the fifteenth (15th) Business Day of the following month.

4.2 Fund shall distribute to UNUM copies of the FUND'S prospectuses, proxy materials, notices, periodic reports and other printed materials (which the Fund customarily provides to its shareholders) in quantities as UNUM may reasonably request for distribution to each Contractholder and Participant.

4.3 Fund will provide to UNUM at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature, and other promotional materials, applicant for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the Commission or other regulatory authorities.

4.4 UNUM will provide to the FUND at least one copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applicants for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Separate Account, contemporaneously with the filing of such document with the Commission.

                                   ARTICLE V

                      INITIAL CAPITALIZATION AND EXPENSES

5.1 UNUM'S General Accounts will initially invest the sum of $50 million ("initial investment") in the Fund. The initial investment shall be made within five (5) days of the Effective Date or at the latest by October 2, 1989.

5.2 The charge to the Fund for all expenses and costs of the Fund including but not limited to, management fees, administrative expenses and legal and regulatory costs, will be made in the determination of the Fund's daily net asset value per share so as to accumulate to an annual charge of not more than .40 of 1% of the Fund's average daily net assets. Excluded from the expense limitation described herein shall be brokerage commissions and transaction fees and extraordinary expenses.

5.3 As long as the number of shares owned by UNUM'S General Accounts ("General Account shares") is at least equal to the number of share purchased by the $50 million ("initial shares"), there will be no expense assessment pursuant to Sections 5.4, 5.5, 5.6, and 5.7

5.4 If in the first three fiscal years beginning with the date UNUM purchases the initial shares, UNUM redeems General Account shares such that the number of remaining General Account shares is less than the number of initial shares, and subject to Section 5.9,

     a. there will be no expense assessments as long as there is at least $100 million in the Fund, (including amounts not owned by UNUM), immediately after the redemption of such General Account shares,

     B. UNUM will pay Dreyfus an expense assessment if there is less than $100 million in the Fund immediately after the redemption. Such assessment will be calculated as of the end of the day prior to the next anniversary of the date of the initial investment, equal to the lesser of

          i. the amount determined by multiplying the 40 basis point charge by the product of (A) the Fund's weighted average net asset value per share measured from the date the redemption reduced the total number of UNUM's General Account shares below the number of initial shares and ending on such anniversary date (such a period being the "Measurement Period") and (B) the weighted average number of General Account shares redeemed during the Measurement Period, provided that if the UNUM General Account has purchased General Account shares in addition to the initial shares, then for purposes of the following calculation, the number of General Account shares redeemed during the Measurement Period shall not include such additional shares, and multiplying further by the anniversary, and

          ii. $400,000 times the fraction of a year remaining until the anniversary minus the amount that the 40 basis point expense charge generated on all shares of the Fund during the remainder of the Fiscal year.

5.5 If a redemption as described in Section 5.4b occurs, the following expense assessment formulas will apply for fiscal years subsequent to the year of the redemption.

     a. when there is at least $100 million in the Fund on the beginning of such subsequent fiscal year ($50 million on the beginning of the fourth and later fiscal years), there will be no further expense assessments unless fewer than the number of initial shares had been sold and additional General Account shares are subsequently sold, in which case Section, 5.4 is reapplied.

     B. if there is less than $100 million in the Fund on the beginning of each subsequent fiscal year ($50 million on the beginning of the fourth and later fiscal years), UNUM will pay Dreyfus an expense assessment, calculated as of the end of the day prior to the next anniversary of the initial purchase date, equal to the lesser of

          i. the amount determined by multiplying the 40 basis point charge by the product of (A) the Fund's weighted average net asset value per share during such fiscal year and (B) the weighted average number of General Account shares redeemed, provided that if the UNUM General Account shares in addition to the initial shares, then for purposes of the foregoing calculation, the number of General Account shares redeemed shall not include such additional shares, and

          ii. $400,000 ($200,000 for the fourth and later fiscal years) minus the amount that the 40 basis point expense charge generated on all shares of the Fund during the fiscal year.

5.6 If a redemption as described in Section 5.4 occurs after the end of the third fiscal year, the expense assessment formulas in Sections 5.4 and 5.5 apply, using $50 million in place of $100 million and $200,000 in place of $400,000.

5.7 When UNUM has redeemed all of its General Account shares and all of its Separate Account shares after the end of the third fiscal year in order to transfer the assets to another fund (such redemption of Separate Account shares is not permitted before the end if the third fiscal year), no further expense assessments will accrue. If, however, in the fiscal year of such redemption either of the formulas in Section 5.5 or 5.6 already was operable because of a previous redemption of the General Account shares and UNUM'S failure to pass the $50 million test, a final assessment will be determined as the less of:

     a. the amount that the 40 basis point charge would have generated up to this final redemption date on the number of shares on which the formulas were operable, and

     B. $200,000 times the fraction of a year up to this final redemption date that the formulas were operable minus the amount that the 40 basis point expense charge generated on all shares of the Fund during the fraction of the year.

5.8 UNUM may redeem some or all of its shares without an expense assessment if at the end of any fiscal year, the Fund's investment results including the reinvestment of dividends and after deduction of the charges for expenses and commissions, are not equal to or better than the charge in the Standard and Poor's 500 index including the reinvestment of dividends, minus one hundred fifty basis points.

5.9 Except as provided in this Article V and, in particular in the next sentence, UNUM shall not be required to pay directly any expense of the Fund or expenses relating to the distribution of its shares. UNUM shall pay the following expenses or costs:

     a. Such amount of the production expenses of any Fund materials or marketing for prospective UNUM Contractholders and Participants as Dreyfus and UNUM shall agree from time to time.

     B. Distribution expenses of any Fund materials or marketing material for prospective UNUM Contractholders and Participants.

     C. Distribution expenses of Fund materials or marketing materials for UNUM Contractholders and Participants.

     Except as provided herein, all other Fund expenses shall not be borne by UNUM.

                                  ARTICLE VI

                               EXEMPTIVE RELIEF

6.1 UNUM has reviewed a copy of an application for exemptive relief, as amended, filed by the Fund on February 24, 1989 with the Securities and Exchange Commission and, in particular, has reviewed the conditions to the requested relief set forth therein. As set forth in such application, UNUM agrees to report any potential or existing conflicts promptly to the Board, and in particular whenever contract voting instructions are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application. UNUM agrees to carry out such responsibilities with a view to the interests of existing Contractholders.

6.2 If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in the Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that UNUM is responsible for causing or creating said conflict, UNUM shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

     a. Withdrawing the assets allocable to the Separate Account from the Fund and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote or all affected Contractholders;
          and/or:

     b.   Establishing A New Registered Management Investment Company.

6.3 If a material irreconcilable conflict arises as a result of a decision by UNUM to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having interest in the Fund, UNUM may be required, at the Board's election to withdraw the Separate Account's investment in the Fund.

6.4 For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, nut in no event will the Fund be required to bear the expense of establishing a new funding medium for any Contract. UNUM shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict.

6.5 No action by UNUM taken or omitted, and no action by the Separate Account or the Fund taken or omitted as a result of any act or failure to act by UNUM, pursuant to this Article VI shall relieve UNUM of its obligations under, or otherwise affect the operation of, Article V. However, no expense assessment will be made pursuant to Article V if UNUM redeems all of its shares as a result of the failure by the Board to take action, where the board is required to take action, to remedy a material irreconcilable conflict cause by a Participating Company other than UNUM.


                                  ARTICLE VII

                             VOTING OF FUND SHARES

7.1 Fund shall provide UNUM with copies of the Fund's proxy material, reports to stockholders and other communications to stockholders in such quantity as UNUM shall reasonably require for distributing to Contractholders or Participants.

     UNUM shall:

     (a) solicit voting instructions from Contractholders or Participants on a timely basis and in accordance with applicable law;

     (b) vote the Fund shares in accordance with instruction received from Contractholders or Participants; and

     (c) vote Fund shares for which no instructions have been received in the same proportion as Fund shares for which instructions have been received.

     UNUM agrees at all times to vote its General Account shares in the same proportion as Fund shares for which instructions have been received from Contractholders or Participants.


                                 ARTICLE VIII

                         MARKETING AND REPRESENTATIONS

8.1 The Fund or its Underwriter shall periodically furnish UNUM with the following documents, in quantities as UNUM may reasonably request:

     a.  Current Fund Prospectus and any supplements thereto;

     b. Current Statement of Additional Information and any supplements thereto; and

     c.  other marketing materials

     Expenses for the production of such documents may be borne by UNUM in accordance with Section 5.9 of this Agreement.

8.2 UNUM shall designate certain persons or entities which shall have the requisite licenses to solicit applications for the sale of Contracts. No representations is made as to the number or amount of Contracts that are to be sold by UNUM. UNUM shall make reasonable efforts to market the Contracts and shall comply will all applicable federal and state laws in connection therewith.

8.3 UNUM shall furnish, or shall cause to be furnished, to the Fund, each piece of sales literature or other promotional material in which the Fund, its investment adviser or the administrator is named, at least fifteen Business Days prior to use. No such material shall be used unless the Fund approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. The fund shall use all reasonable efforts to respond within ten days of receipt.

8.4 UNUM shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus of the Fund, as may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund.

8.5 Fund shall furnish, or shall cause to be furnished, to UNUM, each piece of the Fund's sales literature or other promotional material in which UNUM or the Separate Account is named, at least fifteen Business Days prior to its use. No such material shall be used unless UNUM approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. UNUM shall use all reasonable efforts to respond within ten days of receipt.

8.6 Fund shall not, in connection with the sale of Fund shares, give any information or make any representations on behalf of UNUM or concerning UNUM, the Separate Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as may be amended or supplemented from time to time, or in published reports for the Separate Account which are in the public domain or approved by UNUM for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by UNUM.


                                  ARTICLE IX

                                INDEMNIFICATION

9.1 UNUM agrees to indemnify and hold harmless the Fund, Dreyfus, the Fund's investment advisor, and their affiliates, and each of their directors, officers, employees, agents and each person, if any, who controls any of the foregoing entities or persons within the meaning of the 1933 act (collectively the "Indemnified Parties" for purposes of Section 9.1), against any losses, claims, damages, or liabilities for which the Indemnified Party may become subject, under the 1933 Act otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect to thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by UNUM for use in the registration statement or prospectus or sales literature or advertisements of the Fund, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements, or representations (other than statements or representations contained in the prospectus and sales literature or advertisements of the Fund) of UNUM or its agents, with respect to the sale and distribution of Contracts for which Fund shares are an underlying investment; and UNUM will reimburse any Indemnified Party in connection with investigation or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which UNUM may otherwise have.

9.2 The Fund agrees to indemnify and hold harmless UNUM and each of its directors, officers, employees, agents and each person, if any, who controls UNUM within the meaning if the 1933 Act against any losses, claims, damages, or liabilities to which UNUM or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature or advertisements of the Fund; (2) arise out of or are based upon the omission to state in the registration statement or prospectus or sales literature or advertisements of the Fund of any material fact required to be stated therein or necessary to make the statements therein not misleading; or (3) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature or advertisements with respect to the separate account or the contracts and such statements were based on information provided to UNUM by the Fund; and the Fund will reimburse any legal or other expenses reasonably incurred by UNUM or any such director, officer, employee, agent or controlling person in connection investigation or defending any such loss, claim, damage, liability or action; provided, however, that the fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement, prospects, sales literature or advertisements in conformity with written information furnished to the fund by UNUM specifically for use therein. This indemnity agreement will be in addition to any liability which the Fund may otherwise have.

9.3 The Fund shall indemnify and hold UNUM harmless against any and all liability, loss, damages, costs or expenses, which UNUM may incur, suffer or be required to pay due to the Fund's (1) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate; (2) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution rate; and/or (3) untimely reporting of the net asset value, dividend rate or capital gain distribution rate.

9.4 UNUM shall indemnify and hold the Fund harmless against any and all liability, loss, damages, costs or expenses which the Fund may incur, suffer or be required to pay due to UNUM's incorrect calculation and/or untimely reporting of net purchase or redemption orders.

9.5 Promptly after receipt by an indemnified party under this Article of notices of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Article. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, after notice from the indemnifying party to such indemnified party under this Article for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

9.6 UNUM shall indemnify and hold the Fund, Dreyfus and the Fund's investment advisor harmless against any tax liability incurred by the Fund under
     Section 851 of the Code arising from purchases or redemptions by UNUM's General Accounts or the account of its affiliates.


                                   ARTICLE X

                         COMMENCEMENT AND TERMINATION

10.1 This Agreement shall be effective as of the Effective Date and shall continue in force until terminated in accordance with the provisions herein.

10.2 This Agreement shall terminate without penalty:

     a. At the option of UNUM or the Fund at any time after three years from the Effective Date of this Agreement upon 180 days' notice, unless a shorter time is agreed to by the parties;

     b. At the option of UNUM, if any of the Fund's shares are not reasonably available to meet the requirements of the Contracts as determined by UNUM. Prompt notice of election to terminate shall be furnished by UNUM, said termination to be effective ten days after receipt of notice unless the Fund makes available a sufficient number of shares to meet the requirements of the Contracts within said ten-day period;

     C. At the option of UNUM, upon the institution of formal proceedings against the Fund by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would in UNUM's reasonable judgment, materially impair the Fund's ability to meet and perform the Fund's obligation and duties hereunder. Prompt notice of election to terminate shall be furnished by UNUM with said termination to be effective upon receipt of notice;

     d. At the option of the Fund, upon the institution of formal proceedings against UNUM by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Fund's reasonable judgment, materially impair UNUM's ability to meet and perform UNUM's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by the Fund with said termination to be effective upon receipt of notice;

     e. At the option of the Fund, if the Fund shall determine, if its sole judgment reasonably exercised in good faith, that UNUM has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity will have a material adverse impact upon the business and operation of the Fund, the Fund shall notify UNUM in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by UNUM and any other changes in circumstances since the giving of such notice, such determination of the Fund shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

     f. Upon termination of the Management Agreement between the Fund and Wells Fargo Investment Advisors or its successors unless UNUM specifically approves the selection of a new Fund manager. the Fund shall promptly furnish notice of such termination to UNUM;

     g. In the event the Fund's shares are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by UNUM. Termination shall be effective immediately upon such occurrence without notice; or

     h. Upon assignment of the Agreement, unless made with the written consent of the non-assigning party.

     Any such termination pursuant to Section 10.2a, 10.2d, 10.2e, 10.2f, 10.2h herein shall not affect the operation of Article V of this Agreement.

                                  ARTICLE XI

                                  AMENDMENTS

11.1 Any other changes in the terms of this Agreement shall be made by agreement in writing between UNUM and the fund.


                                  ARTICLE XII

                                    NOTICE

12.1 Each notice required by this Agreement shall be give by certified mail, return receipt requested, to the appropriate parties at the following addresses:

     UNUM:  UNUM Life Insurance Company
            Attn.: Legal Department-Pensions
            2211 Congress Street
            PORTLAND, MAINE 04122

     Fund:  Dreyfus Life And Annuity Index Fund, Inc.
            885 Third Avenue
            New York, New York 10022
            Attn.: Steven F. Newman, Secretary

     with copies to:
            Stroock & Stroock & Lavan
            7 Hanover Square
            New York, New York 10004
            Attn.: Lewis G. Cole, Esq.
                   Stuart H. Colman, Esq.

     Notice shall be deemed to be give on the date of the receipt by the address as evidence by the return receipt.

                                 ARTICLE XIII

                                 MISCELLANEOUS

13.1 All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims, against the Fund as neither the Directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

14.1 This Agreement shall be construed in accordance with the internal laws of the State of New York without giving effect to principles of conflict of laws.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.


                                        UNUM LIFE INSURANCE COMPANY



                                             By:  /s/  T. J. Wilson
                                                  -----------------------------
                                             Its:  Vice President
                                                  -----------------------------

Attest:  /s/ Joan Sarles Lee
         -------------------


                                        DREYFUS LIFE AND ANNUITY
                                        INDEX FUND, INC.


                                             By: /s/
                                                 -----------------------------
                                             Its: Vice President
                                                  ----------------------------

                         Attest: /s/ Charles J. Demarc
                                 ---------------------

                                AMENDMENT #1 TO
                     FUND PARTICIPATION AGREEMENT BETWEEN
                  UNUM LIFE INSURANCE COMPANY OF AMERICA AND
                   DREYFUS LIFE AND ANNUITY INDEX FUND, INC.


This Amendment to be effective as of January 1, 1992, by and among UNUM and the Fund which entities are more fully described in the Fund Participation Agreement dated September 6, 1989.

Whereas, on December 31, 1991, at 11:59 p.m. UNUM Life Insurance Company merged with UNUM Life Insurance Company of America and the resulting company was named UNUM Life Insurance Company of America, and

Whereas, all the rights and obligations of UNUM Life Insurance Company became rights and obligations of UNUM Life Insurance Company of America on such date,

Now therefore, in consideration of their mutual promises, UNUM and the Fund agree that all references in the aforementioned participation agreement to UNUM shall be deemed to refer to UNUM Life Insurance Company of America. No other terms in the agreement shall be altered in any way by this Amendment #1. All parties shall continue to have the same rights and obligations that were agreed to in the Fun Participation Agreement.

In witness whereof, each of the parties hereto has caused this amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified below.

                                             UNUM LIFE INSURANCE COMPANY
                                             OF AMERICA

Date: 2-7-92                                 By: /s/ Russell W. Anderson
                                                 -----------------------
                                                 Its Authorized Officer

Witness: /s/ Charlotte F. Vadas              Vice President
         ----------------------              ---------------------------
                                             Title

                                             DREYFUS LIFE AND ANNUITY
                                             INDEX FUND, INC.

Date:  1-29-92                               By: /s/
                                                 -----------------------
                                                 Its Authorized Officer

Witness: /s/                                 Senior Vice President
         -----------------------             ---------------------
                                             Title